Exhibit 10.16.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIRTEENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of June 22, 2019

Between

QUICKEN LOANS INC., as Seller,

and

JPMORGAN CHASE BANK, N.A., as a Buyer and as Administrative Agent for the Buyers, and

the other Buyers from time to time party hereto

1.                                      This Amendment.

The Parties agree hereby to amend (for the thirteenth time) the Master Repurchase Agreement dated May 2, 2013 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated May 1, 2014, the Second Amendment to Master Repurchase Agreement dated December 19, 2014, the Third Amendment to Master Repurchase Agreement dated April 30, 2015, the Fourth Amendment to Master Repurchase Agreement dated April 28, 2016, the Fifth Amendment to Master Repurchase Agreement dated November 18, 2016, the Sixth Amendment to Master Repurchase Agreement dated April 27, 2017, the Seventh Amendment to Master Repurchase Agreement dated October 12, 2017, the Eighth Amendment to Master Repurchase Agreement dated December 14, 2017, the Ninth Amendment to Master Repurchase Agreement dated January 25, 2018, the Tenth Amendment to Master Repurchase Agreement dated April 26, 2018, the Eleventh Amendment to Master Repurchase Agreement dated June 20, 2018 and the Twelfth Amendment to Master Repurchase Agreement dated April 25, 2019 (the “Amended MRA”) and as amended hereby and as it may be supplemented, further amended or restated from time to time, the “MRA”) to provide for warehousing eMortgage Loans, and they hereby amend the Amended MRA as follows.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there. The Sections of this Amendment are numbered to correspond with the numbers of the Sections of the Amended MRA amended hereby and are consequently sometimes nonsequential.

2.                                      Definitions; Interpretation

A.                                    The following definitions are respectively amended to read as follows:

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, if any, or the specifically-related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

For clarification purposes and without limiting the foregoing, the Credit File of an eMortgage Loan specifically includes the eMortgage Loan’s eClosing Transaction Records, information regarding the version of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to the related eNote and all other related Electronic Documents throughout the life of such eMortgage Loan.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i)                                     for which each of the applicable representations and warranties set forth on Exhibit B is true and correct in all material respects as of such date of determination;

(ii)                                  that is either a Conventional Conforming Loan, a Government Loan or a Jumbo Loan;

(iii)                               that is a MERS Designated Mortgage Loan;

(iv)                              that is eligible for sale to, or securitization by, an Approved Takeout Investor under its Takeout Guidelines;

(v)                                 whose Origination Date was no earlier than thirty (30) days before its Purchase Date;

(vi)                              that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Jumbo Loan (other than a Designated Jumbo Loan)	[***]
Pooled Loan	[***]
Conventional Conforming Loan	[***]
Government Loan	[***]
Aged Loan	[***]
Designated Jumbo Loan	[***]

(vii)                           that does not have a Combined Loan-to-Value Ratio in excess of (1) [***] in the case of a Government Loan other than an RIIS Loan, (2) [***] in the case of an RIIS Loan, (3) [***] in the case of a Conventional Conforming Loan or an Expanded Criteria Loan or (4) the higher of the CLTVs specified on Schedule III and Schedule III-QL for Jumbo Loans of a corresponding loan purpose, product type and minimum FICO Score, and if its Loan-to-Value Ratio is in excess of [***], it has private mortgage insurance in an amount required by the applicable Agency Guidelines;

(viii)                        if not a Jumbo Loan or a Low FICO FHA/VA Loan, whose Mortgagor has a FICO Score of [***];

(ix)                              if a Jumbo Loan, whose Mortgagor has a FICO Score of at least the lower of the minimum FICO Scores specified on Schedule III and Schedule III-QL for Jumbo Loans of a corresponding loan purpose, product type, minimum FICO Score and maximum CLTV;

(x)                                 if a Jumbo Loan, whose Mortgagor has a debt-to-income ratio no greater than the higher of the maximum debt-to-income ratios specified on Schedule III and Schedule III-QL for Jumbo Loans of a corresponding loan purpose, product type, minimum FICO Score and maximum CLTV;

(xi)                              if a Low FICO FHA/VA Loan, whose Mortgagor has a FICO Score of [***] and whose Purchase Price, when added to the sum of the Purchase Prices of all Low FICO FHA/VA Loans which are then subject to Transactions, is less than or equal to [***];

(xii)                           for which, on or before its Purchase Date, its Asset Schedule has been delivered to Buyer and Custodian;

(xiii)                        for which, if not a Wet Loan, on or before its Purchase Date a complete Asset File has been delivered to Custodian and Buyer has received an Asset Schedule and Exception Report that includes it;

(xiv)                       for which, if a Wet Loan, at or before its Wet Delivery Deadline a complete Asset File has been delivered to Custodian and Buyer has received an Asset Schedule and Exception Report that includes it;

(xv)                          if a Wet Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to (i) [***] of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of any calendar month or (ii) [***] of the Facility Amount on any other day;

(xvi)                       that, if a Jumbo Loan covered by a Takeout Commitment (instead of by Hedging Arrangement), (a) is not subject to a Takeout Agreement that has expired or been terminated or cancelled by the Approved Takeout Investor or with respect to which Seller is in default and (b) has not been rejected or excluded for any reason (other than default by Administrative Agent) from the related Takeout Commitment by the Approved Takeout Investor;

(xvii)                    [***];

(xviii)                 if an RHS Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other RHS Loans that are then subject to Transactions, is less than or equal to [***] of the Facility Amount;

(xix)                       if a Second Home Loan or an Investor Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Second Home Loans and Investor Loans that are then subject to Transactions, is less than or equal to [***] of the Facility Amount;

(xx)                          if an Aged Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Aged Loans that are then subject to Transactions, is less than or equal to [***] of the Facility Amount;

(xxi)                       that, if a Jumbo Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Jumbo Loans that are then subject to Transactions, is less than or equal to (i) [***], or (ii) if Administrative Agent shall have given notice to Seller that Administrative Agent, as agent and representative of Buyers, elects to engage in no future uncommitted, discretionary Transactions, [***]; provided that no such notice shall have the effect of changing the scheduled Repurchase Date of any Jumbo Loan that is then already subject to a Transaction;

(xxii)                    if a Jumbo Loan, is covered by either (i) a Takeout Commitment issued by CL or by a best efforts Takeout Commitment issued by another Approved Takeout Investor that is approved by Administrative Agent for the purchase of Jumbo Loans or (ii) Hedging Arrangements;

(xxiii)                 that is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xxiv)                for which the related Mortgage Note (if not an eNote) has not been out of the possession of Custodian pursuant to a Request for Documents Release requesting release to Seller or Interim Servicer of a Mortgage Note for correction or servicing, for more than ten (10) Business Days after the date that Mortgage Note was received by Seller or Interim Servicer;

(xxv)                   for which neither the related Mortgage Note (if not an eNote) nor the Mortgage (if not an eMortgage) has been out of the possession of Custodian pursuant to a Bailee Letter for more than sixty (60) calendar days or, if longer, the number of days specified in such Bailee Letter;

(xxvi)                for which, if an eMortgage Loan, the MERS® eRegistry names a Person other than Administrative Agent as the Controller, or a Person other than Custodian as the Location, of the related eNote pursuant to an eNote Control and Bailment Agreement for more than sixty (60) calendar days after the effective date of the related Transfer of Control or Location on the MERS® eRegistry;

(xxvii)             if a Pooled Loan, its purchase is to be funded from the Committed Facility Amount (Pooled Loans are not eligible for purchase with funds from the Uncommitted Facility Amount); and

(xxviii)          that is not a Defaulted Loan.

“Loan Eligibility File” or “Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)                                     if a Wet Loan for which the related Settlement Agent involved in the Wet Funding (x) is Title Source, Inc., either (1) a blanket Closing Protection Letter covering settlements of multiple Mortgage Loans, or (2) a fidelity bond covering Title Source, Inc., naming Administrative Agent as loss payee, as its interest may appear, and providing Administrative Agent with a right to directly provide written notice of a claim if Seller fails to give written notice of such loss, or (y) is not Title Source, Inc., (1) a fully executed Closing Protection Letter, or (2) a blanket Closing Protection Letter covering settlements of multiple Mortgage Loans, including such Wet Loan (none of the documents referred to in clauses (x)  or (y) of this sentence shall be required to be included in any Asset File); provided that up to [***] of the Wet Loans Originated by Seller in any calendar month may be settled by Settlement Agents (other than Title Source, Inc.) for which no Closing Protection Letter is applicable;

(ii)                                  for a Jumbo Loan that is to be sold to CL, a copy of the related CL Correspondent Channel Approval Memorandum;

(iii)                               if an eMortgage Loan, the eClosing Transaction Records, the versions of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to each related eNote and other Electronic Documents throughout the life of such purchased eMortgage Loan; and

(iv)                              if, at any point in the future, (i) Administrative Agent determines that the Truth in Lending Act of 1968, as amended, requires Administrative Agent, as agent and representative of the buyers under a residential mortgage warehousing repurchase facility, to give notice letters to Mortgagors setting forth the information regarding Administrative Agent as a “new creditor” and the other information specified in Section 404 of The Helping Families Save Their Homes Act of 2009, as amended (amending the Truth in Lending Act of 1968 (as amended)), and (ii) Administrative Agent gives at least ten (10) Business Days’ written notice to Seller of Administrative Agent’s election that, on a going forward basis, Seller will be responsible for giving such notice letters (it being understood and agreed that unless and until Administrative Agent gives such notice to Seller, Administrative Agent, and not Seller, will be responsible for giving any such notice letters to Mortgagors and such notice letters will not be included in the Asset Files), unless Administrative Agent has subsequently given Seller another written notice that such notice letters are no longer required, the Asset File shall include a notice letter (x) in form and substance reasonably acceptable to Administrative Agent, delivered by Seller on behalf of Administrative Agent to the related Mortgagor, setting forth that information and (y) acknowledged in writing by such Mortgagor.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan and, in the case of an eMortgage Loan, to its eNote.

“Mortgage Loan” means a whole mortgage loan or Co-op Loan, including an eMortgage Loan, that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.

“Mortgage Note” means the original executed promissory note, including an eNote, or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Requirement(s) of Law” means any applicable law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation or licensing requirement (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over any Buyer, Administrative Agent, Seller or any Approved Takeout Investor, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound, including, to the extent applicable:

•                                          Equal Credit Opportunity Act and Regulation B, promulgated thereunder;

•                                          Fair Housing Act;

•                                          Gramm-Leach-Bliley Act and Regulation P promulgated thereunder;

•                                          Fair Credit Reporting Act and Regulation V promulgated thereunder;

•                                          Home Mortgage Disclosure Act and Regulation C promulgated thereunder;

•                                          Section 5 of the Federal Trade Commission Act (the “FTC Act”) (prohibiting unfair or deceptive acts or practices);

•                                          Truth In Lending Act and Regulation Z promulgated thereunder;

•                                         Qualified Mortgage/Ability to Repay Rule;

•                                          Real Estate Settlement Procedures Act and Regulation X promulgated thereunder;

•                                Home Ownership and Equity Protection Act and applicable portions of Regulation Z promulgated thereunder;

•                                Electronic Fund Transfer Act and Regulation E promulgated thereunder;

•                                National Flood Insurance Act;

•                                Servicemembers Civil Relief Act;

•                                eCommerce Laws; and

•                                any applicable state or local equivalent or similar laws and regulations.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Administrative Agent (as agent and representative of Buyers) with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing, including for eMortgage Loans, the eClosing Transaction Record and any other files, documents, records, data and information required under applicable Agency Guidelines to be created or maintained by a servicer of eMortgage Loans.

“Wet Loan” means a Purchased Mortgage Loan that is not an eMortgage Loan, for which the completed Asset File was not delivered to Custodian before funding of the related Purchase Price.

B.                                    The following new definitions are added to Section 2.1(a), in alphabetical order:

“Administrative Agent’s eVault” means an eVault established and maintained for the benefit of the Administrative Agent with respect to any Purchased Mortgage Loans that are eMortgage Loans. For the avoidance of doubt, initially the Administrative Agent’s eVault shall be an eVault established and maintained by the Custodian for the benefit of the Administrative Agent.

“Approved eMortgage Takeout Investor” means any of (i) CL, Fannie Mae and Freddie Mac and (ii) any other Approved Takeout Investor that has been specifically approved in writing by Administrative Agent for purchases of eMortgage Loans and with which Administrative Agent and Seller have entered into an eNote Control and Bailment Agreement; provided that Administrative Agent will give Seller five (5) Business Days’ written notice of Administrative Agent’s election to withdraw or remove its prior approval of any Approved eMortgage Takeout Investor described in clause (ii) above and no such elective withdrawal or removal of Administrative Agent’s approval of any such Approved eMortgage Takeout Investor shall affect or impair the acceptability of any Takeout

Commitment covering any Purchased Mortgage Loan purchased before the effective date of such removal. The initial list of Approved eMortgage Takeout Investors (in addition to CL, Fannie Mae and Freddie Mac), which may be updated by Administrative Agent from time to time, is attached as Schedule 12A-II to the Thirteenth Amendment to MRA.

“Authoritative Copy” of any eNote means the single unique, identifiable and legally controlling copy of such eNote that meets the requirements of § 16(c) of UETA and §7201(c) of ESIGN, and that is registered on the MERS® eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS® eRegistry.

“Controller” of an eNote means the Person identified on the MERS® eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of §7201 of ESIGN and §16 of UETA.

“Continuity, Recovery and Incident Response Programs” is defined in Section 11 (bb).

“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Loan Documents are accessed, presented and signed electronically.

“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the eClosing System and all actions relating to the creation, execution, and transferring of the eNote, and all other Electronic Records that are required to be maintained pursuant to Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature and its attribution to the signer’s identity, and evidence of the signer’s agreement to conduct the transaction electronically and the signer’s execution of each Electronic Signature.

“eCommerce Laws” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time (“ESIGN”), the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, amended or replaced from time to time (“UETA”), any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.

“Electronic Record” means a contract or record created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.

“eMortgage Loan” means a MOM Loan that is evidenced by an eNote registered on the MERS® eRegistry in compliance with the MERS® eRegistry Procedures Manual and conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote” means a Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Takeout Investor, Administrative Agent and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies of such eNotes, from Administrative Agent to an Approved eMortgage Takeout Investor or its designee for the purposes of such Approved eMortgage Takeout Investor’s inspection and determination whether to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as shall be approved by Administrative Agent.

“ESIGN” is defined in the definition of eCommerce Laws. “eRisk Determination” is defined in Section 8(e).

“eVault” means an electronic storage system that uses computer hardware and software to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws, Agency Guidelines and related Takeout Guidelines.

“eVault Provider” means any third party that establishes and maintains an eVault on behalf of the Seller.

“Location” of an eNote means the Person identified on the MERS® eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.

“MERS® eDelivery” means the electronic system, operated and maintained by MERSCORP Holdings, Inc., that is used by the MERS® eRegistry to deliver documents and data from one MERS® eRegistry member to another.

“MERS® eRegistry” means the electronic registry operated and maintained by MERSCORP Holdings, Inc., that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any

other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS® eRegistry on behalf of the Controller of such eNote.

“MERS® eRegistry Procedures Manual” means the MERS® eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.

“Seller’s eVault” shall mean an eVault established and maintained by Seller or by an eVault Provider on Seller’s behalf. For the avoidance of doubt, the Seller’s eVault is different from the Administrative Agent’s eVault.

“Transferable Record” has the meaning assigned to the term “transferable record” in §16 of UETA, §201 of ESIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws.

“Thirteenth Amendment Effective Date” means the effective date of the Thirteenth Amendment to MRA.

“Thirteenth Amendment to MRA” means the Thirteenth Amendment to Master Repurchase Agreement dated June 22, 2019 among the Parties, amending this Agreement.

“UETA” is defined in the definition of eCommerce Laws.

C.                                    Exhibit B to this Amendment supersedes and replaces Exhibit B to the Amended MRA, and all references to Exhibit B in the MRA shall be construed as references to Exhibit B to this Amendment.

3.                                      Initiation; Confirmations; Termination

A.                                    Section 3(f) is amended to read as follows:

(f)                                   Repurchase Required. Seller shall repurchase from Administrative Agent Purchased Mortgage Loans conveyed to Administrative Agent and MBS issued in exchange for Pools of Purchased Mortgage Loans, on or before each related scheduled Repurchase Date and may electively sooner repurchase Purchased Mortgage Loans and MBS. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. If such Repurchase Price is paid by Seller on or before termination of this Agreement, shipment of the related Purchased Mortgage Loans to an Approved Takeout Investor or an Agency Custodian pursuant to Section 17 or Administrative Agent’s liquidation of the Purchased Mortgage Loans pursuant to Section 12, Administrative Agent shall transfer such Purchased Mortgage Loans to Seller. Seller is obligated to obtain Purchased Mortgage Loans and MBS not shipped to an Approved Takeout Investor or an Agency Custodian from Administrative Agent or its designee on the related Repurchase Date.

(i)                                     Cash Repurchase. On the Repurchase Date of Purchased Mortgage Loans being repurchased for cash (including any Pool of Purchased Mortgage Loans that will be exchanged on an MBS Settlement Date in a “delivery versus cash” or “swap and sell” transaction), termination of the Transaction will be effected by resale to Seller or its designee by Administrative Agent (as agent and representative of Buyers) of the Purchased Mortgage Loans on a servicing released basis against (1) Seller’s submission to Administrative Agent of a Completed Repurchase Advice and (2) payment of the Repurchase Price by Seller’s wiring it or causing it to be wired to the Funding Account. After receipt of the payment (for Buyers’ accounts) of the Repurchase Price from Seller, Administrative Agent shall transfer such Purchased Mortgage Loans and the related Mortgage Loan Documents to Seller or its designee or release all of its interests in the related Pool and deliver, or cause to be delivered, to Seller, its designee or the Agency Custodian for such Pool, as applicable, all Mortgage Loan Documents previously delivered to Administrative Agent and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller or its designee on the MERS® System, the MERS® eRegistry or both, as applicable. All such transfers from Administrative Agent to Seller or Seller’s designee, including any transfer of Location or other transfer on the MERS® eRegistry, that result in the transfer of Control of an eNote, are and shall be without recourse and without (i) any of the liabilities of an indorser under UCC §3-414, by analogy or otherwise, (ii) any of the transfer warranties of UCC §3-417, or (iii) any other warranty, express or implied. Notwithstanding any other provision of this Agreement to the contrary and irrespective of which specific Purchased Mortgage Loans are repurchased thereby, solely for purposes of calculating accrued Price Differential and Non- Usage Fee, all payments of cash Repurchase Prices received by Administrative Agent shall be deemed applied to outstanding Transactions, if any, theretofore funded from the Uncommitted Amount until an amount equal to the sum of the Repurchase Prices for all outstanding Transactions funded from the Uncommitted Amount has been paid (for Buyers’ accounts) to Administrative Agent, and the remaining cash Repurchase Price payments, if any, shall be deemed applied to outstanding Transactions funded from the Committed Amount.

(ii)                                  Pool Securitization and Repurchase of MBS Created from the Pool. On the Repurchase Date for a Pool of Purchased Mortgage Loans that is being securitized in a “delivery versus MBS” or “swap and hold” transaction, termination of the Transaction, and the simultaneous initiation of a new Transaction whose subject will be the MBS created from such Pool, will be effected by Administrative Agent’s delivery of such Pool to the relevant Agency Custodian against delivery to Buyer of the MBS created from such Pool. On the Repurchase Date for such MBS, termination of such new Transaction will be effected by Seller’s wiring the Repurchase Price for such MBS, or causing it to be wired, to the Funding Account and causing the other elements of a Completed Repurchase Advice (those being items (iii) and (iv) in the definition of that term in Section 2(a)) to be delivered to Administrative Agent, whereupon Administrative Agent will transfer the MBS to the relevant Approved Takeout Investor, Seller or its designee, as applicable.

B.                                    Section 3(j)(ii) is amended by addition of the following phrase to the end of the last sentence in that Section:

and, in the case of an eMortgage Loan, on the MERS® eRegistry.

6.                                      Security Interest; Assignment of Takeout Commitments

A.                                   Section 6 is amended in its entirety to read as follows:

(a)                                 Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness under this Agreement and the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Administrative Agent, as agent and representative of Buyers, a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all Transactions outstanding from time to time hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Credit Files, Servicing Records, Loan Files, Asset Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note or eMortgage Note (as the case may be) and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property in each case to the extent related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent Seller’s rights thereunder specifically relate to such Purchased Mortgage Loans, (vii) all Hedging Arrangements to the extent specifically relating to such Purchased Mortgage Loans, (viii) the Income Collection Account, together with all interest on the Income Collection Account, all modifications, extensions and increases of the Income Collection Account and all sums now or at any time hereafter on deposit in the Income Collection Account or represented by the Income Collection Account and (ix) all proceeds of the foregoing including, without limitation, to the extent that they are proceeds of the foregoing, all MBS, and the right to have and receive such MBS when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full cash Repurchase Price has not been received by Administrative Agent, irrespective of whether such related Purchased Mortgage Loans have been released from this security interest. Seller hereby authorizes Administrative Agent to file such financing statements and amendments relating to the Mortgage Assets as Administrative Agent may deem appropriate. Seller shall pay all fees and expenses associated with perfecting such Liens including the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages and registering each related eNote on the MERS® eRegistry and initiating transfers, loan data updates and other actions on the MERS® eRegistry, in each case as and when required by Administrative Agent in its good faith discretion. Notwithstanding anything herein to the contrary, unless an Event of Default shall have occurred and be continuing, upon Seller’s payment of the Repurchase Price to Administrative Agent (for Buyers’ accounts), any security interest of Buyers in the related Purchased Mortgage Loan and the related Mortgage Assets shall be released. Upon Seller’s request, Administrative Agent shall take such actions as shall be reasonably necessary to evidence such termination of a security interest in such Purchased Mortgage Loan and the related Mortgage Assets or such MBS.

(b)                                 Non-Exclusive License. Seller hereby grants to Administrative Agent, as agent and representative of Buyers, and Administrative Agent’s permittees throughout the term of this Agreement, an irrevocable, nonexclusive license and right to use and exercise Seller’s rights in or to (exercisable without payment of royalty or other compensation to Seller or any other Person) any and all computer software, systems and platforms, including eClosing Systems, Seller’s eVaults, and archived versions of the same, now or hereafter used to originate, manage and administer any of the Purchased Mortgage Loans and any related Credit Files and Servicing Records, wherever the same may be located, and including in such license Seller’s access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, whether exclusive or nonexclusive, and any computer programs that are owned by or licensed to Seller and that are necessary to efficiently access, organize, input, read, print or otherwise output, handle or use such systems, platforms, information and data; provided that the foregoing grant shall (i) be solely to the extent such access rights and/or licenses may be granted to Administrative Agent and its permittees pursuant to all applicable Requirements of Law and the contractual arrangements governing such rights and/or licenses, and subject to any limitations set forth therein, (ii) be strictly limited to access of information relating to the Purchased Mortgage Loans, (iii) not be exercisable unless and until an Event of Default has occurred and is continuing (“continuing” meaning after such Event of Default has occurred and before it has either been cured by Seller or waived in writing by Administrative Agent), and (iv) be subject to Seller’s unrestricted right to utilize the same with respect to assets other than Purchased Mortgage Loans and their related Mortgage Assets.

(c)                                  Assignment of Takeout Commitment. The sale of each Purchased Mortgage Loan to Buyers shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement, if any, to which such Purchased Mortgage Loan is specifically allocated, to deliver such Purchased Mortgage Loan or the related MBS, as applicable, to the Approved Takeout Investor and to receive the net sum therefor specified or provided for in the related Takeout Commitment from the Approved Takeout Investor.

7.                                      Conditions Precedent

Section 7 is amended by addition of the following new Section 7(d) to the end of Section 7:

(d)                                 Conditions Precedent to the Effectiveness of the Thirteenth Amendment to this Agreement. The effectiveness of the Thirteenth Amendment to MRA shall be subject to the satisfaction of each of the following conditions precedent (any of which Administrative Agent may electively waive, in Administrative Agent’s sole discretion):

(i)                                     on or before the Thirteenth Amendment Effective Date, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit 12A-E to the Thirteenth Amendment to MRA in form and substance satisfactory to Administrative Agent and its counsel;

(ii)                                  as of the Thirteenth Amendment Effective Date, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller that has not been disclosed to Administrative Agent; and

(iii)                               Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document.

8.                                      Change in Requirement of Law

The following new Section 8(e) is added to Section 8 immediately following Section 8(d):

(e)                                  Increased eRisk. If at any time Administrative Agent determines (an “eRisk Determination”) that any Change in Law or in the MERS® eRegistry, or other event or circumstance, imposes or increases Administrative Agent’s or Buyers’ risk of making or maintaining purchases of eMortgage Loans, or of maintaining their obligations with respect to any eMortgage Loans Transactions, then Administrative Agent shall give notice thereof to Seller, and (i) Administrative Agent and Seller shall endeavor in good faith to establish alternative terms and conditions to apply to eMortgage Loan Transactions to eliminate or satisfactorily reduce such risk, in a manner reasonably satisfactory to both Administrative Agent and Seller, and to amend this Agreement and the other Transaction Documents to implement such changes. If Administrative Agent and Seller fail for any reason to execute such amendments on or before forty-five (45) days after Administrative Agent’s said notice to Seller, Administrative Agent may elect to give notice to Seller that, on or after forty-five (45) days thereafter, new eMortgage Loans will not be Eligible Mortgage Loans.

9.                                      Documents and Records Relating to Purchased Mortgage Loans

The title of Section 9 is amended to read as above and its text is amended to read as follows:

(a)                                 Segregation of Documents; Administrative Agent May Engage in Other Transactions. All documents in the possession of Seller relating to Purchased

Mortgage Loans shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Administrative Agent (as agent and representative of Buyers) on the Purchase Date and nothing in this Agreement shall preclude Administrative Agent from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Administrative Agent of its obligations to transfer the Purchased Mortgage Loans to Seller if and as required by Section 1, Section 3(f), Section 4(c), Subsection 3(j)(ii) or Section 22(c) or to credit, pay over or apply Income to the obligations of Seller pursuant to this Agreement.

(b)                                 eClosing Transaction Records and Post-Purchase Support.

(i)                                     The eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan shall be stored and maintained by Seller or its Subservicer in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.

(ii)                                  Seller shall cooperate with Administrative Agent in all activities necessary to enforce eMortgage Loans that are Purchased Mortgage Loans and related eNotes. Seller shall provide upon reasonable request by Administrative Agent, such affidavits, certifications, records and information regarding the creation and maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Administrative Agent deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and may include, among other things, (a) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how Seller’s eClosing System and Seller’s eVault can detect such unauthorized access or alteration, (b) a description of Seller’s eClosing System and Seller’s eVault controls in place to ensure compliance with applicable eCommerce Laws, including §201 of ESIGN and §16 of UETA, (c) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using Seller’s eClosing System, (d) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Administrative Agent is seeking to enforce or defend, when Mortgagor signed the eNote or other Electronic Record, (e) a description of Seller’s eClosing System and Seller’s eVault controls in place at the time of signing to ensure the integrity of the data, and (f) testimony by an authorized officer or employee of Seller to support admission of the eNote and other Electronic Records into any legal proceeding to enforce or defend the eMortgage Loan.

(iii)                               Seller shall archive all versions of any eClosing System used to create eNotes and originate eMortgage Loans, and retain such versions including screenshots of each stage or version of the eClosing System process.

(iv)                              Seller shall retain the eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan in a manner that will provide Administrative Agent or its designees with ready access to such documents and records promptly following any request by Administrative Agent. With respect to each Purchased Mortgage Loan that is an eMortgage Loan, Seller must be able to provide to Administrative Agent, at any time upon Administrative Agent’s reasonable request, the eNote, any portions of the related Credit File or Servicing Record, and the eClosing Transaction Record, each in a format that is reasonably compatible with Administrative Agent’s systems then in use.

c.                                       Access to eClosing Systems, eVaults, and Expertise. Promptly following any reasonable request by Administrative Agent (and subject to the limitations applicable to onsite visits to Seller’s offices specified in Section 11(d)), Seller will, and will cause each Subservicer (if any) of eMortgage Loans and each eVault provider (if any), to give Administrative Agent access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Purchased Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Purchased Mortgage Loan or any related eClosing Transaction Record, Credit File or Servicing Record, and access to all media in which any part of such eClosing Transaction Record, Credit File or Servicing Record may be recorded or stored; (iii) Seller’s, or such Subservicer’s or eVault Provider’s, as applicable, know-how, expertise, and relevant data (such as customer lists) regarding any Purchased Mortgage Loan, or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.

10.                               Representations and Warranties

A.                                   Section 10(a)(xxvii) is amended to read as follows:

(xxvii)        MERS. Seller is a member of MERS in good standing, and Seller, each of Seller’s eVault Providers and each Subservicer (if any) of eMortgage Loans is a member of the MERS® eRegistry in good standing, and such Person’s operations are integrated with MERS® eRegistry and MERS® eDelivery in compliance with the MERS® eRegistry Procedures Manual, Agency Guidelines and applicable Takeout Guidelines.

B.                                    Section 10(a)(xxx) is amended to read as follows:

(xxx)              Compliance with Applicable Laws. Seller and its Material Subsidiaries have not violated any Requirement of Law respectively applicable to them, including (1) Agency Guidelines, (2) all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller or such Material Subsidiaries, including the USA Patriot Act of 2001, the Bank Secrecy Act and the OFAC Regulations and applicable Executive Orders (collectively, the “Anti-Money Laundering Laws”), (3) Anti-Corruption Laws, (4) applicable Privacy Requirements, including the GLB Act and the Safeguards Rules promulgated thereunder, (5) all consumer protection laws and regulations, (6) all licensing and approval requirements applicable to Seller’s Origination of Mortgage Loans and (7) all other laws and regulations referenced in item (ff) of Exhibit B, in each case a breach of which would, or would reasonably be expected to, result in a Material Adverse Effect.

C.                                    Section 10(a) is amended by adding the following new Section 10(a)(xxxi) immediately following Section 10(a)(xxx):

(xxxi) All audits and reviews of Seller’s eClosing System and any Subservicer’s or eVault provider’s eVault and related policies and procedures requested or required by any Agency in connection with Seller’s or such Subservicer’s or eVault provider’s application for such Agency’s approval to sell, service or maintain eNotes and eMortgage Loans, have been completed, Seller has reviewed reports of findings and remedial actions have been taken to address the material adverse findings, if any, discovered in the audits and reviews, and such Agency has approved such Person to sell, service or maintain (as applicable) eNotes and eMortgage Loans and its related policies and procedures.

11.                               Seller’s Covenants

A.                                   Section 11(b)(i) is amended to read as follows:

(i)                                     Seller will remain a member in good standing of the MERS® System and the MERS® eRegistry.

B.                                    Section 11(d) is amended to read as follows:

(d)                                 Inspection of Properties and Books. Seller shall permit authorized representatives of Buyers and Administrative Agent to (i) discuss the business, operations (including Seller’s eClosing System and Seller’s eVault), assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations (including a technical, security and legal review of Seller’s eClosing System and Seller’s eVault as applicable, and related policies and procedures by Administrative Agent or by third parties reasonably selected by Administrative Agent, including, (a) a certified third party security assessment report, (b) results of systems testing and verification of integration with MERS® eRegistry and MERS® eDelivery, and (c) a legal analysis of Seller’s eClosing System and Seller’s eVault, and such systems’ policies, procedures and processes), in each case only to the extent reasonably necessary to ensure compliance with the terms of the Transaction Documents, and the related applicable provisions of the GLB Act, applicable eCommerce Laws, privacy laws and regulations, and Agency Guidelines and Takeout Guidelines, all at Seller’s expense (subject to the limitations in Section 16(a)) and at such reasonable times during normal business hours as Administrative Agent may request upon reasonable (but no less than three (3) Business Days) advance notice to Seller and without unreasonable disruption to Seller’s business; provided that no advance notice shall be required if an Event of Default has occurred and is continuing.

C.                                    Section 11(f) is amended by replacing the period at the end of Section 11(f)(xvi) with “; or” and adding the following new Sections 11(f)(xvii) and 11(f)(xviii) immediately thereafter:

(xvii)                    any proposed changes, at least ten (10) Business Days prior to the proposed effective date of such changes, to Seller’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws in any material respect; or

(xviii)                 any occurrence of a data security incident, in any event no later than five (5) Business Days following such incident, regarding Seller’s eClosing System or Seller’s eVault that results in the unauthorized access to or acquisition of eNote and any other records, including details of such data security incident (if applicable), a summary of any external third party forensic examinations of it, and planned remediation steps to correct it and prevent similar incidents in the future.

D.                                    Section 11(h) is amended to read as follows:

(h)                                 Insurance.  Seller shall maintain, at no cost to Buyers or Administrative Agent, (a) blanket fidelity bond coverage, with such companies and in such amounts as to satisfy the requirements of applicable Agency Guidelines, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement, (b) liability insurance and fire and other hazard insurance on its properties, and (c) network security and cyber liability insurance that includes coverage for any and all costs and expenses associated with a data security incident, with responsible insurance companies reasonably acceptable to Administrative Agent, in such amounts and against such risks as is customarily carried by similar businesses. Photocopies of such policies shall be furnished to Administrative Agent at no cost to Buyers or Administrative Agent upon Seller’s obtaining such coverage or any renewal of or modification to such coverage.

E.                                     Section 11(i)(v) is amended to read as follows:

(v)                                 Photocopies or electronic copies of the relevant portions of any final written audits completed by any Agency of Seller, or of Seller’s eClosing

System and Seller’s eVault that provide for material corrective action, material sanctions or classifications of the quality of Seller’s operations, not later than five (5) Business Days after receiving such audit, provided that Seller is not prohibited by the applicable Agency from providing such copies;

F.                                      Section 11 is further amended by adding the following new Section 11(bb) at the end of Section 11:

(bb)                          Business Continuity and Disaster Recovery. Seller agrees to maintain, to cause each Subservicer (if any) of its eMortgage Loans and Seller’s eVault Provider, to maintain, at all times (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan (collectively, the “Continuity, Recovery and Incident Response Programs”), each in scope and substance reasonably acceptable to Administrative Agent. Seller, at its sole cost, shall test the Continuity, Recovery and Incident Response Programs on an annual basis. If the results of any such testing identify any material compliance or other issues with respect to any of Seller’s, a Subservicer’s or an eVault Provider’s Continuity, Recovery and Incident Response Programs, Seller shall notify Administrative Agent and promptly correct any such issue to Administrative Agent’s reasonable satisfaction.

12.                               Events of Default; Remedies

Section 12(a) is amended by adding the following new Section 12(a)(xxvii)(C) at the end of Section 12(a):

(C) Without Administrative Agent’s prior written consent, any material change to Seller’s eClosing System or Seller’s eVault or its related policies, procedures or processes shall have been implemented and neither reversed, nor Administrative Agent’s written consent thereto obtained, for a period of [***] after a Notice Officer has actual knowledge of such material change. As used in this Section 12(a)(xxvii)(C), the term “material change” means any change that is inconsistent with applicable Agency Guidelines or applicable Takeout Guidelines, or that would reasonably be expected to materially adversely affect either (i) the enforceability of any eNote or eMortgage Loan, or (ii) compliance with eCommerce Laws.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Preeti Yeung
	Name:	Preeti Yeung

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Preeti Yeung
	Name:	Preeti Yeung

QUICKEN LOANS INC.,

By:
Jay Farner
Chief Executive Officer

Attached:

Exhibit B	Mortgage Loan Representations and Warranties
Exhibit E	Conditions Precedent to Thirteenth Amendment Effectiveness Documents
Schedule 12A-II	List of Approved eMortgage Takeout Investors

(Counterpart signature page to Thirteenth Amendment to Master Repurchase Agreement)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.,

By:
Carolyn Johnson

JPMORGAN CHASE BANK, N.A.,

By:
Carolyn Johnson

QUICKEN LOANS INC.,

By:	/s/ Jay Farner
	Name:	Jay Farner
	Title:	Chief Executive Officer

Attached:

Exhibit B	Mortgage Loan Representations and Warranties
Exhibit E	Conditions Precedent to Thirteenth Amendment Effectiveness Documents
Schedule 12A-II	List of Approved eMortgage Takeout Investors

(Counterpart signature page to Thirteenth Amendment to Master Repurchase Agreement)

EXHIBIT B

MORTGAGE LOAN
REPRESENTATIONS AND WARRANTIES

With respect to each Purchased Mortgage Loan, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Administrative Agent (as agent and representative of Buyers) from Seller and as of the date of this Agreement and any Transaction hereunder, and (ii) at all times while the Transaction Documents or any Transaction hereunder is in force and effect, Seller represents and warrants to Buyers and Administrative Agent that each of the statements set forth in the lettered clauses of this Exhibit B is true and correct in all material respects. For purposes of this Exhibit B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties that are made to the best of Seller’s knowledge, if it is discovered by Seller or Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty (if Administrative Agent shall determine that a Purchased Mortgage Loan is not an Eligible Mortgage Loan because of the inaccuracy of such a representation or warranty, Administrative Agent will give Seller written notice specifying the affected Purchased Mortgage Loan or Loans).

(a)                                 Mortgage Loans as Described. The information set forth in the related Asset Schedule is complete, true and correct in all material respects as of the related Purchase Date.

(b)                                 Valid First Lien. The Mortgage is properly recorded (or, as to newly-Originated Mortgage Loans, is in the process of being recorded) and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan that is indicated by Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet delinquent, (ii) exceptions, covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller, and that do not adversely affect the purchase by, or the purchase price to be paid by, the Approved Takeout Investor, and (iii) other matters to which like properties are commonly subject that do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and Seller has full right to sell and assign the related Mortgage Assets to Administrative Agent.

Exhibit B, Page 1

(c)                                  Validity of Mortgage Documents. With respect to each Mortgage Loan, Seller or its designee has in its possession all Servicing Files except for those Servicing Files (including for each eMortgage Loan, the eClosing Transaction Record) that Seller has disclosed to Administrative Agent are outstanding. The Mortgage Note and the related Mortgage are original and genuine, or in the case of an eNote, the copy of the eNote transmitted to Administrative Agent’s eVault is the Authoritative Copy and the tamper-seal on the eNote matches the tamper-seal stored on the MERS® eRegistry, and each is the legal, valid and binding obligation of the Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and Seller has taken all action required by this Agreement or requested by Administrative Agent to transfer such rights of enforceability to Buyers. Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the proper exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered to Administrative Agent pursuant to this Agreement shall be delivered to Administrative Agent, within the time frames set forth in this Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied. There is only one original executed Mortgage Note (or, in the case of an eNote, only one Authoritative Copy of the eNote, and each other copy of such Authoritative Copy is readily identifiable as a copy that is not the Authoritative Copy of the eNote) with respect to such Mortgage Loan, and, if an eMortgage Loan, the Mortgagor only signed the eNote at origination and did not also execute an original paper version.

(d)                                 Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption or right available to the Mortgagor or any other person that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. The Mortgage Note and Mortgage are on forms that conform to the Agency Guidelines.

(e)                                  Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except only if the Mortgage Loan is not an eMortgage Loan, by written instruments that (a) have been recorded in the

Exhibit B, Page 2

applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage and (b) have been delivered to Administrative Agent or the Custodian as required by this Agreement and the Custodial Agreement, and (c) if such instrument modifies an eNote, such modification is reflected on the MERS® eRegistry, and the eNote and related Mortgage Loan Documents remain valid, effective and enforceable and in compliance with all applicable eCommerce Laws and Agency Guidelines; the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by Seller and is reflected appropriately on any and all documentation or data and is true and accurate in all material respects. No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the Asset File, the Loan Eligibility File and/or the Servicing File, as applicable. As of the Purchase Date, the full original principal amount of each Mortgage Loan has been fully disbursed as provided for in the Mortgage Loan Documents, and there is no requirement for any future advances.

(f)                                   No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not, as of the Origination Date, subject to an Act of Insolvency.

(g)                                  No Outstanding Charges. There are no defaults by Seller or any Subservicer in complying with the terms of the Mortgage, and (1) all taxes, special assessments, governmental assessments, insurance premiums and municipal charges that previously became due and owing have been paid or are not delinquent, or escrow funds have been established in an amount sufficient to pay for every such escrowed item that remains unpaid and that has been assessed but is not yet delinquent before any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums that are due, have been paid without loss or penalty to the Mortgagor. As of the Purchase Date, other than payments due but not yet thirty (30) days or more delinquent, no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, including, as of the Origination Date, a violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration. Seller has received no notice of, and has no actual knowledge of, any event, including the bankruptcy filing or death of a Mortgagor, that has resulted in a Mortgagor default under the Mortgage Note or Mortgage. None of Seller or any Subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Agency Guidelines.

Exhibit B, Page 3

(h)                                 No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither Seller nor any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither Seller nor any Subservicer has waived any default resulting from any action or inaction by the Mortgagor.

(i)                                     No Default. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither Seller nor any Subservicer has waived any default, breach, violation or event permitting acceleration resulting from any action or inaction by the Mortgagor. With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first Lien Mortgage or the related Mortgage Note, and (iii) no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.

(j)                                    Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.

(k)                                 No Mechanics’ Liens. There are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such a Lien) affecting the related Mortgaged Property that are or may be Liens prior to, or equal or coordinate with, the Lien of the related Mortgage.

(l)                                     No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage.

(m)                             Origination; Payment Terms. The Mortgage Loan was Originated by Seller, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution that is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable. Seller and all other parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and

Exhibit B, Page 4

disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and either (1) organized under the laws of such state, (2) qualified to do business in such state, (3) federal savings and loan associations, savings banks or national banks having principal offices in such state, (4) not doing business in such state or (5) not required by any Requirement of Law to be qualified to do business in such state. Principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan requires interest payable in arrears on the first day of the month. Each Mortgage Note requires a monthly payment that is sufficient (i) during the period before the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the Agency Guidelines) and to pay interest at the related Mortgage interest rate, and (ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization. Interest on the Mortgage Note is calculated on the basis of a 360 day year consisting of twelve 30-day months. The Mortgage Loan is not a simple interest Mortgage Loan (meaning a Mortgage Loan on which interest is calculated on a daily basis). The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(n)                                 Ownership. At the time of Administrative Agent’s payment of the Purchase Price, Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Immediately before the Purchase Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, is not assigned or pledged by Seller (although it may be, or have been, subject to a Takeout Commitment) and Seller has good and marketable title thereto, full right to transfer and sell the Mortgage Loan to Buyers free and clear of any Lien, participation interest, equity, pledge or claim and full right and authority subject to no interest or participation in, or agreement with, any other Person to sell or otherwise transfer the Mortgage Loan, subject to any applicable Takeout Commitment. Following the sale of the Mortgage Loan, Buyers will own such Mortgage Loan and the other Mortgage Assets free and clear of any Lien except for the Lien created pursuant to this Agreement and subject to Seller’s repurchase rights and applicable Takeout Commitments and Buyers have a valid and perfected first priority security interest in all of Seller’s right, title and interest in and to such Mortgage Loan and the other Mortgage Assets then existing and thereafter arising in each case free and clear of any Lien, subject to Seller’s repurchase rights and applicable Takeout Commitments. After the related Purchase Date, Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan to Buyers and Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Seller and Buyers. Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.

(o)                                 Transfer of Mortgage Loan. The Mortgage Loan is a MERS Designated Mortgage Loan. The original Mortgage was recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of the Mortgagor, or is in the process of being recorded. Seller has registered the Mortgage Loan on the MERS® System or will do so within five (5) Business Days after the Purchase Date. No Person (other than

Exhibit B, Page 5

Administrative Agent, which may, at its election, list itself as interim funder) is listed as interim funder on the MERS® System with respect to such Mortgage Loan.

(p)                                 Hazard Insurance. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Agency Guidelines against loss by fire, hazards covered by extended coverage insurance and such other hazards as are required in the Agency Guidelines pursuant to an insurance policy conforming to the requirements of Agency Guidelines and providing coverage as required by Agency Guidelines. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums due and owing thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, or by regulations promulgated pursuant thereto, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of the Agency Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor, any Subservicer or any prior servicer having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller, in any case, to the extent it would impair coverage under any such policy.

(q)                                 Title Insurance. The Mortgage Loan is covered by an ALTA, CLTA or TLTA lender’s title insurance policy, acceptable to the applicable Agency or as mandated by applicable state law, if any, issued by a title insurer acceptable to the applicable Agency or qualified as required under applicable state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns as to the first priority of the lien of the Mortgage in the original principal amount of the Mortgage Loan, subject to the exceptions in clause (b) above, and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force

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and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and Seller has not done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy.

(r)                                    Closing Protection Letter. For each Wet Loan for which the related Settlement Agent involved in the Wet Funding (x) is Title Source, Inc., there is either (1) a blanket Closing Protection Letter covering settlements of multiple Mortgage Loans (which shall not be required to be included in each Loan File), or (2) a fidelity bond covering Title Source, Inc., naming Administrative Agent as loss payee, as its interest may appear, and providing Administrative Agent with a right to directly provide written notice of a claim if Seller fails to give written notice of such loss; provided that Seller shall have forty-five (45) days following the date of this Agreement to put in place the right for Administrative Agent to directly provide such written notice, or (y) is not Title Source, Inc., (1) a fully executed Closing Protection Letter, or (2) a blanket Closing Protection Letter covering settlements of multiple Mortgage Loans (which shall not be required to be included in each Loan File); provided that up to ten percent (10%) of the Wet Loans Originated by Seller in any calendar month may be settled by Settlement Agents (other than Title Source, Inc.) for which no Closing Protection Letter is applicable.

(s)                                   Private Mortgage Insurance Policy. In the event that a private mortgage insurance policy is required by the applicable Agency, the Mortgage Loan has a valid and transferable private mortgage insurance policy. Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to pay the private mortgage insurance policy premium, if any, with respect to such Mortgage Loan. The Mortgage interest rate for the Mortgage Loan set forth in the related Asset Schedule is net of any such insurance premium.

(t)                                    Optional Insurance. No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained with the proceeds of such Mortgage Loan in connection with the Origination of such Mortgage Loan at the Origination Date.

(u)                                 Insurance. All policies of insurance, of whatever type, required either by the applicable Agency in connection with the closing of the Mortgage Loan or by this Agreement, remain in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission that would impair the coverage, validity or binding effect of any such policies or that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no unlawful commission, unlawful fee, or other unlawful compensation has been or will be received by Seller or any Subservicer or any designee of Seller or any Subservicer or any corporation in which Seller, any Subservicer or, to Seller’s Knowledge, any officer, director, or employee of Seller or any Subservicer had a financial interest at the time of placement of such insurance.

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(v)                                 Mortgaged Property Undamaged; No Condemnation Proceedings. As of the related Purchase Date, there are no material uninsured casualty losses or material casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, materially greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used by Seller to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Loan documents. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds. There is no material damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, to Seller’s actual knowledge, hazardous or toxic substances or other casualty that would materially adversely affect the value of the Mortgaged Property as security for the Mortgage Loan. There is no proceeding pending or, to the Seller’s actual knowledge, threatened in writing for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.

(w)                               Location of Improvements; No Encroachments. All improvements subject to the Mortgage that were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property, all except those that are insured against by the title insurance policy referred to in clause (q) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.

(x)                                 Appraisal. The Asset File, the Loan Eligibility File and/or the Servicing File, as applicable, contains an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, or an Appraised Value Alternative, in each case, in a form acceptable to the applicable Agency, and in the case of an appraisal, made and signed, before the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the Origination Date of the Mortgage Loan;

(y)                                 Occupancy of the Mortgaged Property. As of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law. As of the Purchase Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(z)                                  Type of Mortgaged Property. The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, a townhouse or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development or a de minimis planned unit development, or

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a Co-op Unit in a Co-op Project; provided that any condominium project or planned unit development generally conforms to the applicable Agency Guidelines regarding such dwellings. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided that Mortgaged Properties that contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. The Mortgaged Property is not a Manufactured Home or a mobile home.

(aa)                          Environmental Matters. There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property. The Mortgaged Property is free from toxic or hazardous substances in unlawful quantities or concentrations and there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property.

(bb)                          Unacceptable Investment. Seller has no actual knowledge of any specific circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that cause, or would reasonably be expected to cause, private institutional investors that invest in loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment or materially adversely affect the value or the marketability of the Mortgage Loan in comparison to similar loans.

(cc)                            Servicemembers Civil Relief Act. The Mortgagor has not notified Seller or any Subservicer, and Seller has no actual knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.

(dd)                          No Fraud. No fraud, material omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Seller, any Subservicer or any other Person involved in taking applications for, offering, arranging, assisting a consumer in obtaining, making, underwriting or closing of the Mortgage Loan, including the Mortgagor, any builder or developer or any appraiser. To Seller’s actual knowledge, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the related Asset File and Loan Eligibility File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(ee)                            Delinquency. The Mortgage Loan has not been dishonored or declared to be in default and no payment required under the Mortgage Loan is more than thirty (30) days past due.

(ff)                              Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law or regulation including usury, truth in lending, ability to repay, real estate settlement procedures, consumer credit protection, consumer privacy, fair credit billing, fair credit

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reporting, fair debt collection practices, predatory and abusive lending laws, equal credit opportunity, fair housing and home mortgage disclosure laws or unfair, deceptive and abusive practices laws applicable to the origination and servicing of the Mortgage Loan including any provisions relating to prepayment penalties, have been complied with in all material respects and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for Administrative Agent’s inspection at Seller’s office during normal business hours upon reasonable advance notice. Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including all applicable predatory and abusive lending laws.

(gg)                            Disclosure and Rescission Materials. The Mortgagor has received all disclosure materials required by applicable law (including eCommerce Laws) with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has acknowledged receipt of such materials to the extent required by applicable law and such acknowledgment, as well as all logs, audit trails, information and data evidencing or relating to the receipt and acknowledgment or execution of all disclosures, consent and acknowledgements required under eCommerce Laws, will remain in the Asset File, the Loan Eligibility File and/or the Servicing File, as applicable.

(hh)                          Texas Refinance Loans. Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance, in all material respects, with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty. Seller does not collect any such prepayment penalties in connection with any such Texas Refinance Loan.

(ii)                                  Anti-Money Laundering Laws. Seller has at all times complied with all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller, including to the extent applicable, the USA PATRIOT Act of 2001, the Bank Secrecy Act and the regulations of the Office of Foreign Asset Control (collectively, the “Anti-Money Laundering Laws”), in respect of the Origination and servicing of each Mortgage Loan; Seller has established an anti-money laundering compliance program as and to the extent required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the Origination and servicing of each Mortgage Loan for purposes of the Anti-Money Laundering Laws to the extent applicable to Seller, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Regulations”) or in violation, in any material respect, of the Executive Order or the OFAC Regulations, and, to Seller’s actual knowledge, no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

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(jj)                                Predatory Lending Regulations. The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law. The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations for “high cost” loans, including 12 C.F.R. § 226.32(a)(1)(i). No predatory or deceptive lending practices, including the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit that has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No term or condition of, and no practice used in connection with the Origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms that expose Buyers or Administrative Agent to regulatory action or enforcement proceedings, penalties or other sanctions.

(kk)                          State Laws. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46: 10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or before March 7, 2003 is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended; no Mortgage Loan is a “high cost home loan,” as defined in Section 6 L of the New York State Banking Law; and no Mortgage Loan is a “covered loan” as contemplated in the California Predatory Lending Act set forth in California Finance Code Sections 4970 to 4979.8.

(ll)                                  Arbitration. No Mortgage Loan is subject to mandatory arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

(mm)                  Higher Cost Products. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator that is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor qualified for a lower-cost credit product then offered by the Mortgage Loan’s originator, the Mortgage Loan’s originator offered such lower-cost credit product to the Mortgagor.

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(nn)                          Underwriting Methodology. With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets, liabilities and the proposed mortgage payment in accordance with Agency Guidelines.

(oo)                          Points and Fees. No Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (i) One Thousand Dollars ($1,000), or (ii) five percent (5%) of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Agency Guidelines and “points and fees” (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed one- fourth percent (0.25%) of the principal amount of such Mortgage Loan. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance, in all material respects, with applicable state and federal law and regulation.

(pp)                          Prepayment Penalties. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment before maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (v) notwithstanding any state or federal law to the contrary, neither Seller nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.

(qq)                          Single Premium Credit Insurance Policies. No proceeds from any Mortgage Loan were paid on the Origination Date to purchase a single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Seller in connection with the Origination of the Mortgage Loan as a condition to the extension of credit. No proceeds from any Mortgage Loan were paid on the Origination Date to purchase single premium credit insurance policies or debt cancellation agreements as part of the Origination of, or as a condition to closing, such Mortgage Loan.

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(rr)                                Origination Practices; Servicing. The origination practices used by Seller and the collection and servicing practices used by Seller and any Subservicer with respect to each Mortgage Loan have been in all material respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by Seller and any Subservicer have been consistent with customary servicing procedures. The Mortgage Loan was underwritten in accordance with all applicable Agency Guidelines. Seller has serviced the Mortgage Loan at all times since its origination.

(ss)                              Escrow Payments. With respect to escrow deposits and payments that Seller is entitled to collect, all such payments are in the possession of, or under the control of, Seller, and there exist no deficiencies in connection therewith for which customary arrangem for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(tt)                                Interest on Escrows. As of the related Purchase Date, Seller has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account. Evidence of such credit shall be provided to Administrative Agent upon request.

(uu)                          Escrow Analysis. Seller has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law, to the extent required by applicable law. All books and records with respect to each Mortgage Loan comply in all material respects with applicable law and regulations, and have been adjusted to reflect the results of any required escrow analyses. Except as allowed by applicable law, no inflation factor was used in the escrow analysis. Seller has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

(vv)                          Escrow Holdbacks. The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by Seller or permitted in the Agency Guidelines.

(ww)                      Credit Reporting. To the extent, if any, that Seller is required to do so by the Fair Credit Reporting Act and its implementing regulations, Seller has caused to be fully furnished, in accordance in all material respects with such Act and regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Seller has promptly corrected any discrepancies regarding consumer addresses of which Seller has received notice.

(xx)                          Interest Rate Adjustments. If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. At the time the Mortgage Loan was Originated, the Mortgagor executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.

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(yy)                          Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts. The Mortgagor is not a government or a governmental subdivision or agency. The Mortgagor is not an entity (for the avoidance of doubt, meaning a corporation, limited liability company, trust, unincorporated association or other entity that is not a natural person) that is an Affiliate of Seller. The Mortgagor is not an employee of Seller, or a relative of an employee of Seller, unless (i) the Mortgage Loan was made in compliance with generally applied standards and requirements of Seller’s “employee” or “friends and family” mortgage loan programs under which loans are available to all of Seller’s eligible employees and (ii) such Mortgage Loan is otherwise an Eligible Mortgage Loan. Except for Investor Loans, the Mortgagor occupies the Mortgaged Property.

(zz)                            Fannie Mae Announcement 95-19. As applicable, Seller will transmit full file credit reporting data for each Mortgage Loan to the extent required pursuant to Fannie Mae Announcement 95-19 and, to the extent required by that announcement, Seller will report one of the following statuses each month as follows: new origination, current, delinquent (30 or more days), foreclosed, or charged-off.

(aaa)                   Tax Identification/Back Up Withholding. All tax identifications for individual Mortgagors, have been certified to the extent required by law. Seller has complied in all material respects with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers of Mortgagors and the taxpayer identification numbers provided to Administrative Agent as reflected in the related Asset Schedules are the respective numbers obtained from the Mortgagors. To the extent a Mortgage Loan is subject to back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

(bbb)                   IRS Forms. All IRS forms, including Forms 1099, 1098, 1041 and K-1, as appropriate, that are required to be filed with respect to Mortgage Loan activity occurring in or before the year in which the Purchase Date occurs have been filed or will be filed in accordance, in all material respects, with applicable law.

(ccc)                      Electronic Drafting of Payments. If Seller or a Subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance, in all material respects, with applicable federal, state and local laws and regulations, and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to Administrative Agent pursuant to the assignment provisions contained therein, and will be fully assigned to Administrative Agent pursuant to this Agreement.

(ddd)                   Third Party Originators and TPO Loans. The Mortgage Loan is not a TPO Loan, nor was it originated by a Third Party Originator.

(eee)                      U.S. Loan; Mortgagor. The Mortgage Loan is denominated and payable only in United States dollars within the United States and the related Mortgagor is a United States citizen or resident alien or, only if the Mortgagor is a trustee as described in clause (yy) in this Exhibit B

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that is not a natural person, Mortgagor is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.

(fff)                         Jumbo Loans Subject to Takeout Commitment. Each Jumbo Loan is subject to) a legally valid and binding Takeout Commitment and satisfies all of the requirements related to such Takeout Commitment.

(ggg)                      Agency Guidelines. The Mortgage Loan satisfies, and has been Originated in all material respects in accordance with, all applicable requirements of the applicable Agency Guidelines in effect at the time of its Origination;

(hhh)                   Whole Loan. The Mortgage Loan is a whole loan and not a participation interest.

(iii)                               Ineligible Loan Types. The Mortgage Loan is not (i) a negative amortization loan, (ii) a second lien loan, (iii) a home equity line of credit or similar loan, (iv) a reverse mortgage, (v) a subprime Mortgage Loan or alt-A Mortgage Loan, meaning a Mortgage Loan that is not a Conventional Conforming Loan, a Government Loan or a Jumbo Loan, (vi) a Fannie Mae “Expanded Approval” loan unless specifically eligible under this Agreement (for clarity, Expanded Criteria Loans are specifically eligible under this Agreement) or (vii) a HARP loan with a Combined Loan-to-Value Ratio in excess of one hundred five percent (105%).

(jjj)                            No Equity Participation. No document relating to the Mortgage Loan provides for a sharing in the appreciation of the value of the Mortgaged Property, all except to the extent provided in the Mortgage or by applicable law after a default by the Mortgagor. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property, except to the extent provided in the Mortgage or by applicable law after a default by the Mortgagor, and Seller does not own, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(kkk)                   Condominiums/ Planned Unit Developments. If the Mortgage Loan is a condominium loan and the related Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development), such condominium or planned unit development project meets the eligibility requirements of the applicable Agency or is located in a condominium or planned unit development project that has received project approval from the applicable Agency and the representations and warranties required by the applicable Agency with respect to such condominium or planned unit development remain true and correct in all material respects.

(lll)                               Down Payment. The source of the down payment with respect to such Mortgage Loan has been fully verified by Seller to the extent required by Agency Guidelines.

(mmm)       Due on Sale. The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

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(nnn)                   Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Administrative Agent or Buyers.

(ooo)                   No Construction Loans. The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

(ppp)                   Designated Jumbo Loans. If the Mortgage Loan is a Designated Jumbo Loan, it is to be included in a Pool dedicated to be the base and backing for MBS to be issued in a securitization transaction for which J.P. Morgan Securities LLC is lead underwriter.

(qqq)                   ERC Mortgage Loans. If the Mortgage Loan is an ERC Mortgage Loan, it was underwritten in accordance with Seller’s underwriting standards for such TPO Loans and the same underwriting standards as are specified for Mortgage Loans originated by Seller in Section 11(v), as well as all applicable Agency Guidelines.

(rrr)                            Freddie Mac New Condo Loans. If the Mortgage Loan is a Freddie Mac New Condo Loan, is a “New Condominium Project” as defined in the Glossary, and in Section 5701.1, of the Freddie Mac Guide and complies with Freddie Mac’s project review and eligibility requirements in Section 5701.2 of the Freddie Mac Guide subject to such variances, if any, therefrom that have either been agreed to in writing between Seller and Freddie Mac or specified in a written Freddie Mac waiver.

(sss)                         Homestyle® Renovation Loans. If the Mortgage Loan is a Homestyle® Renovation Loan, it was underwritten in accordance with Fannie Mae’s financing limits and other standards and requirements for Homestyle® Renovation Loans, including those set forth in Section B5-3.2 of the Fannie Mae Guide, and eligible for purchase by Fannie Mae, and none of its proceeds for allowed repair and renovation costs have been disbursed.

(ttt)                            eMortgage Loans. If the Mortgage Loan is an eMortgage Loan (i) the Mortgage Loan is evidenced by an eNote that is a valid and enforceable Transferable Record pursuant to all applicable eCommerce Laws, and there is no defect with respect to the eNote that would confer upon Administrative Agent, any Buyer or a subsequent transferor, less than the full rights, benefits and defenses of “control” (as defined by UETA and ESIGN) of the Transferable Record, (ii) prior to transfer to Administrative Agent, the Seller is an entity entitled to enforce the Mortgage Loan, (iii) all electronic signatures associated with the Mortgage Loan are authenticated and authorized and the type of electronic signature used by the mortgagor to sign the related eNote and any other electronic record associated therewith (A) is legal and enforceable under applicable law, and (B) was not effected by means of audio or video recording, (iv) Seller has established procedures and controls limiting access to MERS® eDelivery and the MERS® eRegistry to duly authorized individuals, and Administrative Agent is entitled to rely on any transmission, transfer or other communication via these systems to be the authorized act of Seller, (v) with respect to the eNote and each other Electronic Record contained in the Loan File, Seller has collected and continues to retain as part of the eClosing Transaction Record (A) any and all consents, agreements and disclosures required to create a valid and binding electronic record under eCommerce Laws and (B) appropriate evidence, to document the agreement of each signer of such eNote or other

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Electronic Record to use an electronic signature, to demonstrate such signer’s execution of a particular electronic signature, and to prove its attribution of the electronic signature to such signer, (vi) any transfers of “control” (as defined by UETA and ESIGN) of the eNote are authenticated and authorized, (vii) the Authoritative Copy of the eNote has not been altered since it was electronically signed by its issuer(s), (viii) there has been, at all times, one and only one Authoritative Copy of the eNote in existence, and all other copies are readily identifiable as non-authoritative copies, and (ix) the eNote is not subject to a defense, claim of ownership or security interest, or claim in recoupment of any party that can be asserted against Seller, Administrative Agent, any Buyer or any subsequent transferor.

(uuu)                   eNote Form and Registration. If the Mortgage Loan is an eMortgage Loan, (i) such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote (which form is, as of the date of this Agreement, created by modifying the appropriate Fannie Mae or Freddie Mac Uniform Instrument to meet substantive and technical eligibility requirements for eNotes under Agency Guidelines, including the substantive requirement that such eNote contain the Agency eNote Clause, defined below) or in such other form as is acceptable to the applicable Agency, Approved eMortgage Takeout Investor, and Administrative Agent, and in compliance with all applicable eCommerce Laws, Agency Guidelines and Takeout Guidelines, (ii) the eNote contains a valid, unique 18-digit MIN that is identical to the MIN assigned to the related Mortgage on the MERS® System and identifies MERSCORP Holdings, Inc., a Delaware limited liability company, as the “Operator of the Registry”, (iii) the eNote is properly registered on the MERS® eRegistry (and was initially registered within one (1) calendar day of the origination of the eMortgage Loan) and all transfers of control, location and/or servicing agent and all modifications to the eNote and the eMortgage Loan, if any, have been approved by Administrative Agent in writing and are reflected on the eRegistry in compliance with the MERS® eRegistry Procedures Manual and applicable Agency Guidelines, (iv) Seller has transferred the Authoritative Copy of the eNote to Administrative Agent’s eVault and the tamper-seal of such eNote matches the tamper-seal of the eNote on the eRegistry, and (v) Administrative Agent is named as the current Controller and Location of the eNote on the MERS® eRegistry (provided that another Person may be identified as Controller and/or Location of such eNote pursuant to an eNote Control and Bailment Agreement for a period of up to sixty (60) days).

As used in this Exhibit B, the term “Agency eNote Clause” means the clause required by Fannie Mae and Freddie Mac to be inserted as the last numbered provision in all eNotes, which clause, as of the date of this Agreement, reads as follows:

“[11]. ISSUANCE OF TRANSFERABLE RECORD; IDENTIFICATION OF NOTE HOLDER; CONVERSION FROM ELECTRONIC NOTE TO PAPER- BASED NOTE

(A) I expressly state that I have signed this electronically created Note (the “Electronic Note”) using an Electronic Signature. By doing this, I am indicating that I agree to the terms of this Electronic Note. I also agree that this Electronic Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined in Section 11(F)), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in the jurisdiction where the Property is located (“UETA”), the Electronic Signatures in Global and National

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Commerce Act (“E-SIGN”), or both, as applicable. In addition, I agree that this Electronic Note will be an effective, enforceable and valid Transferable Record (as defined in Section 11(F)) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN.

(B) Except as indicated in Sections 11(D) and (E) below, the identity of the Note Holder and any person to whom this Electronic Note is later transferred will be recorded in a registry maintained by [Insert Name of Operator of Registry here*] or in another registry to which the records are later transferred (the “Note Holder Registry”). The authoritative copy of this Electronic Note will be the copy identified by the Note Holder after loan closing but prior to registration in the Note Holder Registry. If this Electronic Note has been registered in the Note Holder Registry, then the authoritative copy will be the copy identified by the Note Holder of record in the Note Holder Registry or the Loan Servicer (as defined in the Security Instrument) acting at the direction of the Note Holder, as the authoritative copy. The current identity of the Note Holder and the location of the authoritative copy, as reflected in the Note Holder Registry, will be available from the Note Holder or Loan Servicer, as applicable. The only copy of this Electronic Note that is the authoritative copy is the copy that is within the control of the person identified as the Note Holder in the Note Holder Registry (or that person’s designee). No other copy of this Electronic Note may be the authoritative copy.

(C) If Section 11 (B) fails to identify a Note Holder Registry, the Note Holder (which includes any person to whom this Electronic Note is later transferred) will be established by, and identified in accordance with, the systems and processes of the electronic storage system on which this Electronic Note is stored.

(D) I expressly agree that the Note Holder and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (the “Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note, I further expressly agree that: (i) the Paper-Based Note will be an effective, enforceable and valid negotiable instrument governed by the applicable provisions of the Uniform Commercial Code in effect in the jurisdiction where the Property is located; and (ii) my signing of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note; (iii) I intend that the printing of the representation of my Electronic Signature upon the Paper-Based Note from the system in which the Electronic Note is stored will be my original signature on the Paper-Based Note and will serve to indicate my present intention to authenticate the Paper-Based Note; (iv) the Paper-Based Note will be a valid original writing for all legal purposes; and (v) upon conversion to a Paper- Based Note, my obligations in the Electronic Note shall automatically transfer to and be contained in the Paper-Based Note, and I intend to be bound by such obligations.

(E) Any conversion of this Electronic Note to a Paper-Based Note will be made using processes and methods that ensure that: (i) the information and signatures on

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the face of the Paper-Based Note are a complete and accurate reproduction of those reflected on the face of this Electronic Note (whether originally handwritten or manifested in other symbolic form); (ii) the Note Holder of this Electronic Note at the time of such conversion has maintained control and possession of the Paper- Based Note; (iii) this Electronic Note can no longer be transferred to a new Note Holder; and (iv) the Note Holder Registry (as defined above), or any system or process identified in Section 11(C) above, shows that this Electronic Note has been converted to a Paper-Based Note, and delivered to the then-current Note Holder.

(F) The following terms and phrases are defined as follows: (i) “Authenticated, Stored and Transmitted by Electronic Means” means that this Electronic Note will be identified as the Note that I signed, saved, and sent using electrical, digital, wireless, or similar technology; (ii) “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means; (iii) “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; (iv) “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and (v) “Transferable Record” means an electronic record that: (a) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing and (b) I, as the issuer, have agreed is a Transferable Record.”

* Note: Insert “MERSCORP Holdings, Inc., a Delaware corporation” here as the name of the Operator of the Registry.

(vvv)                   No Document Licenses or Fees. No eNote or other Electronic Record for such Mortgage Loan, regardless of format, is subject to any licensing condition that would prohibit, limit or inhibit Administrative Agent’s ownership or use of such eNote and other Electronic Record or any of its rights and remedies under this Agreement and neither Administrative Agent nor any Buyer is required to pay any royalties or any other fees due to Administrative Agent’s ownership or use of the eNotes and Electronic Records.

(www)             eClosing System and eVault. If the Mortgage Loan is an eMortgage Loan, (i) a copy of the eNote is being maintained in an eVault that satisfies the requirements of §§16(b) and 16(c) of UETA and §§201(b) and 201(c) of ESIGN and all applicable Agency Guidelines and Takeout Guidelines, (ii) the eNote and other Electronic Mortgage documents, the systems and processes used to create, register, transfer, store, retrieve, maintain and secure these documents, and the eClosing System used by the Mortgagor to electronically sign these documents comply with all applicable eCommerce Laws, including §201 of ESIGN and §16 of UETA, Agency Guidelines and Takeout Guidelines, as applicable.

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EXHIBIT 12A-E

CONDITIONS PRECEDENT TO THIRTEENTH AMENDMENT DOCUMENTS

1.                                      Thirteenth Amendment to MRA

2.                                      UCC-3 Financing Statement amending the description of the collateral (to be filed by Administrative Agent)

3.                                      Network security and cyber liability insurance policy that includes coverage for any and all costs and expenses associated with a data security incident or evidence of insurance in lieu of policy, endorsed to provide that for any loss affecting Administrative Agent’s or Buyers’ interests, Administrative Agent will be named on the loss payable draft as its interest may appear.

SCHEDULE 12A-II
List of Approved eMortgage Takeout Investors
[Seller to provide proposed list]